Exhibit 99

PRESS RELEASE  DATED January 27, 2009

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2008 FOURTH QUARTER AND YEAR END RESULTS

NEENAH, WISCONSIN, January 27, 2009 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.33 per share for the fourth quarter ended December 31, 2008, a 21.4 percent decrease compared to $0.42 per share for the fourth quarter of 2007.  Compared to the fourth quarter of 2007, earnings per share for the fourth quarter of 2008 were negatively impacted by volatile currency exchange rates resulting in net foreign exchange losses and currency translation impacts totaling $10.7 million before taxes or about $0.07 per share.  In the fourth quarter of 2007, results included a $0.02 per share tax benefit related to dividends from a foreign subsidiary.  Net sales of $867.9 million for the fourth quarter of 2008 represented a 4.9 percent decrease from $912.7 million for the same period of 2007.  Currency effects reduced net sales by 6.7 percent for the quarter.

Diluted earnings per share for the full year 2008 were $1.65, a decrease of 5.2 percent from $1.74 per share reported in 2007.  The net effect of currency translation and foreign exchange losses reduced earnings per share for 2008 by about $0.02 when compared to 2007.  The 2007 results include the tax benefit of $0.02 per share discussed above.  For the full year 2008, net sales were $3.8 billion, an increase of 3.6 percent compared to net sales of $3.6 billion in 2007.  Currency benefits increased net sales by 1.7 percent in 2008.

Commenting on the results of 2008, Henry Theisen, Bemis Company’s President and Chief Executive Officer, said, “Our business experienced volatility from many fronts during 2008.  During the second and third quarters, we saw record increases in raw material costs.  In the fourth quarter, the global financial crisis and weakening economy caused many customers to destock inventories in order to conserve cash and limit exposure to unpredictable changes in consumer buying patterns.  Consumers reduced discretionary spending, which impacted sales volumes in our pressure sensitive materials and display film product lines during the fourth quarter.  Currency fluctuations negatively impacted our results in the fourth quarter as the U.S. dollar strengthened against other currencies around the world.  At Bemis, our disciplined pricing strategy and strong balance sheet have been valuable assets to our business in this challenging environment.  We continue to focus our efforts on aggressively managing costs and improving the flexibility of our operations to respond to slowing demand in certain markets.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 84 percent of total Company net sales during the quarter, reported net sales of $731.3 million in the fourth quarter, a decrease of 3.1 percent compared to net sales of $754.8 million for the fourth quarter of 2007.  Currency related effects reduced flexible packaging net sales by 6.9 percent.  Segment operating profit for the fourth quarter of 2008 was $66.2 million, or 9.1 percent of net sales.  Segment operating profit for the fourth quarter of 2007 was $83.3 million, or 11.0 percent of net sales, which included restructuring related income of $1.2 million.  The net effect of currency translation and foreign exchange losses decreased operating profit in the fourth quarter of 2008 by $8.7 million compared to the same quarter of 2007.

For the total year ended 2008, flexible packaging net sales of $3.2 billion represented a 5.0 percent increase compared to 2007.  Currency effects accounted for sales growth of 1.4 percent during 2008.  Excluding the impact of currency, the increase in net sales reflects generally higher selling prices and increased sales volumes across a number of markets.  Operating profit decreased to $315.9 million, or 10.0 percent of net sales, compared to $346.6 million, or 11.5 percent of net sales in 2007.  The net effect of currency translation and foreign exchange losses reduced operating profit in 2008 by $4.4 million compared to 2007.  Operating profit in 2007 included restructuring related income of $1.5 million.

Commenting on the results of this business segment, Theisen said, “This has been a demanding year for our flexible packaging business.  We recorded improved sales volumes in several of our key markets, including packaging for meat and cheese, dairy and liquids, and medical markets.  The benefits of this sales growth were offset by declines in sales volume for protective display films as well as packaging for industrial, confectionery and snack, pet food, and multipacks markets.  We responded decisively to recover increasing raw material costs during the second half of 2008, but the rapid decline in economic conditions during the fourth quarter created a difficult operating environment for many of our businesses.  We are entering 2009 with a strong core business and well prepared to react promptly to future market fluctuations.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $136.6 million, a decrease of 13.5 percent from net sales of $157.8 million recorded in the fourth quarter of 2007.  Currency effects reduced net sales by 5.7 percent in the fourth quarter of 2008.  Segment operating profit for the fourth quarter of 2008 was $4.4 million, or 3.2 percent of net sales, compared to the fourth quarter of 2007 when segment operating profit was $6.7 million or 4.3 percent of net sales.  The net effect of currency translation and foreign exchange losses decreased operating profit by $1.2 million during the fourth quarter of 2008 compared to the same period of 2007.

For the total year ended 2008, net sales of pressure sensitive materials were $626.2 million, a 3.3 percent decrease from net sales in 2007.  Currency effects accounted for net sales growth of 2.8 percent.  Operating profit was $34.3 million or 5.5 percent of net sales in 2008.  This compares to operating profit of $40.3 million or 6.2 percent of net sales in 2007.  The net effect of currency translation and foreign exchange losses increased operating profit in 2008 by $1.9 million.

“Our pressure sensitive materials business provides materials to customers who have exposure to advertising, housing, and consumer goods markets, all of which have been hit hard by the recent economic downturn,” said Theisen.  “Sales volumes in this segment decreased across all product lines during the fourth quarter.  While our business teams continue to identify new business opportunities and cost cutting measures, it has been difficult to show improvement in this environment.  We expect our efforts to generate increased operating performance once the global economy begins to recover.”

Other Costs (Income), Net

In the fourth quarter of 2008, other costs and income included $7.9 million of financial income compared to $8.3 million of financial income for the fourth quarter of 2007.  About 60 percent of the financial income is generated from fiscal incentives, while the remainder is interest income.  Other costs and income also included a net foreign exchange loss of $6.1 million during the fourth quarter of 2008 compared to a net gain of $0.7 million in the same quarter of 2007.  Foreign currency transaction losses were divided evenly between currencies of Mexico, Brazil, Canada, and the European region.  Fiscal incentives and foreign exchange gains and losses are included in segment operating profit.

For the total year 2008, other costs and income included $33.5 million of financial income compared to $28.3 million for the year ended December 31, 2007.  Net foreign exchange loss totaled $6.8 million in 2008 compared to a gain of $2.4 million in 2007.

Capital Structure and Cash Flow from Operations

Total debt to total capitalization was 32.1 percent at December 31, 2008, compared to 32.9 percent at December 31, 2007.  Improvement in this ratio was driven by debt repayments, partially offset by reductions to shareholders’ equity for pension and currency translation effects.  Total debt as of December 31, 2008 was $686.6 million, a decrease of $156.7 million from the balance of $843.3 million at December 31, 2007.  Debt reduction during 2008 principally reflects debt payments using a combination of cash from operating activities and cash on hand.

Cash provided by operating activities for the year ended December 31, 2008 was $298.3 million compared to $406.2 million for 2007.  Lower net income and higher working capital levels reduced cash flow from operating activities in 2008.  Higher working capital levels were driven primarily by higher raw material costs and increased selling prices.

Bemis has available from its banks a total of $625.0 million of revolving credit facilities as of December 31, 2008.  These credit facilities are used principally as back-up for the Company’s commercial paper program.  As of December 31, 2008, there was $344.6 million of debt outstanding supported by these credit facilities, leaving $280.4 million of available credit.  Of this amount, credit facilities accounting for $200.0 million in available credit expire on April 28, 2009.  Management is currently evaluating the refinancing of these excess revolving credit facilities.

2009 Earnings Outlook

Market conditions continue to be difficult to predict given the current economic environment and movement in global currency rates.  Bemis remains focused on improving its cost structure to match anticipated production volume levels and strengthening its competitive position.  Management believes diluted earnings per share for the first quarter of 2009 will be in the range of $0.30 to $0.38, reflecting a general slowdown in orders and continued weakness in product lines serving markets for discretionary products such as protective display films, industrial, housing and many consumer goods applications, and promotional display products.  For the full year 2009, management believes diluted earnings per share will be in the $1.50 to $1.70 range.  These ranges reflect the uncertainty associated with the general global economic environment.  We believe that the range will narrow during the year as more clarity into the global economic situation becomes available.  Guidance for the first quarter and total year 2009 excludes the impact of any acquisition related costs associated with the adoption of SFAS No. 141(R).

“Economists are not predicting a rapid global economic recovery in 2009,” Theisen noted. “Consumers are feeling the pressure of increasing unemployment rates and a credit crisis that limits their financial resources.  In 2009, we will maintain our focus on demonstrating valuable technology and product innovation to customers.  We will continue to aggressively manage costs and maintain our commitment to our World Class Manufacturing program, which has helped us successfully reduce our capital needs for 2009.”

Capital Expenditures

Total capital expenditures for 2008 were $120.5 million.  In 2009, management expects capital expenditures to be in the range of $100 million to $110 million.

Forward Looking Statements

Effective on a prospective basis for Bemis’ fiscal years beginning 2009, Statement of Financial Accounting No. 141 (Revised 2007) (SFAS 141R), Business Combinations, establishes new accounting principles governing accounting for business combinations, including changes in the accounting treatment of acquisition related costs.  Beginning today and for future earnings guidance, unless otherwise expressly stated, Bemis’ quarterly and full-year guidance does not and will not include any estimated impact of such costs.

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations (pursuant to SFAS No. 141R), a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2007.

About The Company

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2008 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2008 net sales of $3.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,400 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$867,874	$912,672	$3,779,373	$3,649,281

Costs and expenses:
Cost of products sold	721,273	751,696	3,131,341	2,973,329
Selling, general and administrative expenses	79,976	85,541	342,737	341,551
Research and development	6,023	6,782	25,010	25,983
Interest expense	9,037	12,020	39,413	50,268
Other costs (income), net	(1,379)	(8,939)	(27,653)	(31,455)
Minority interest in net income	1,239	939	6,011	3,751

Income before income taxes	51,705	64,633	262,514	285,854

Provision for income taxes	18,500	21,900	96,300	104,300

Net income	$33,205	$42,733	$166,214	$181,554

Basic earnings per share of common stock	$0.33	$0.43	$1.67	$1.76

Diluted earnings per share of common stock	$0.33	$0.42	$1.65	$1.74

Cash dividends paid	$0.22	$0.21	$0.88	$0.84

Weighted average common shares outstanding	99,687	100,518	99,777	102,992
Weighted average common shares and common stock equivalents outstanding	101,117	101,462	100,969	104,114

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$48,290	$147,409
Accounts receivable, net	425,278	448,200
Inventories, net	435,667	478,727
Prepaid expenses	76,416	62,607
Total current assets	985,651	1,136,943

Property and equipment, net	1,135,482	1,248,456

Goodwill	595,466	642,507
Other intangible assets, net	80,773	103,756
Deferred charges and other assets	29,311	59,734
Total	705,550	805,997

TOTAL ASSETS	$2,826,683	$3,191,396

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$18,651	$1,758
Short-term borrowings	7,954	66,047
Accounts payable	319,386	384,673
Accrued salaries and wages	63,227	70,248
Accrued income and other taxes	8,807	11,824
Total current liabilities	418,025	534,550

Long-term debt, less current portion	659,984	775,456
Deferred taxes	109,102	155,871
Deferred credits and other liabilities	261,743	124,261
Total liabilities	1,448,854	1,590,138

Minority interest	36,012	38,926

Stockholders’ equity:
Common stock issued (117,130,962 and 116,941,126 shares)	11,713	11,694
Capital in excess of par value	345,982	327,387
Retained income	1,599,178	1,523,659
Other comprehensive income (loss)	(116,715)	171,162
Treasury common stock (17,422,771 and 16,422,771 shares)	(498,341)	(471,570)
Total stockholders’ equity	1,341,817	1,562,332

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,826,683	$3,191,396

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities
Net income	$166,214	$181,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,823	158,546
Minority interest in net income	6,011	3,751
Excess tax benefit from share-based payment arrangements	(209)	(5,773)
Stock award compensation	18,058	16,849
Deferred income taxes	15,666	5,803
Income of unconsolidated affiliated company	(1,141)	(933)
Loss (gain) on sales of property and equipment	967	(2,055)
Non-cash restructuring related activities		2,483
Changes in working capital, net of effects of acquisitions	(73,011)	6,852
Net change in deferred charges and credits	3,910	39,151

Net cash provided by operating activities	298,288	406,228

Cash flows from investing activities
Additions to property and equipment	(120,513)	(178,852)
Proceeds from sales of property and equipment	2,429	7,405
Proceeds from sale of restructuring related assets		3,639

Net cash used in investing activities	(118,084)	(167,808)

Cash flows from financing activities
Proceeds from issuance of long-term debt	16,334	25,061
Repayment of long-term debt	(267,327)	(60,546)
Net borrowing of commercial paper	169,295	80,800
Net borrowing (repayment) of short-term debt	(62,956)	(9,977)
Cash dividends paid to stockholders	(90,695)	(89,809)
Common stock purchased for the treasury	(26,771)	(153,953)
Excess tax benefit from share-based payment arrangements	209	5,773
Stock incentive programs and related withholdings	(2,196)	(14,745)

Net cash used in financing activities	(264,107)	(217,396)

Effect of exchange rates on cash and cash equivalents	(15,216)	14,225

Net increase in cash and cash equivalents	(99,119)	35,249

Cash and cash equivalents balance at beginning of year	147,409	112,160

Cash and cash equivalents balance at end of period	$48,290	$147,409

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Flexible Packaging operating profit	$66.2	$83.3	$315.9	$346.6

Pressure Sensitive Materials operating profit	4.4	6.7	34.3	40.3

General corporate expenses	(8.7)	(12.5)	(42.3)	(46.9)

Interest expense	(9.0)	(12.0)	(39.4)	(50.3)

Minority interest in net income	(1.2)	(0.9)	(6.0)	(3.8)

Income before income taxes	$51.7	$64.6	$262.5	$285.9